UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐	Soliciting Material Pursuant to Rule 14a-11(c) and Rule 14a-12
PSYCHIATRIC SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
MERGER TRANSACTION
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: APPROVAL OF THE PSYCHIATRIC SOLUTIONS, INC. EXECUTIVE PERFORMANCE INCENTIVE PLAN
PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE PSYCHIATRIC SOLUTIONS, INC. EQUITY INCENTIVE PLAN
PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
COMPARATIVE PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
GENERAL INFORMATION

840 CRESCENT CENTRE DRIVE
SUITE 460
FRANKLIN, TENNESSEE 37067
April 21, 2006
TO OUR STOCKHOLDERS:
     You are cordially invited to attend the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of Psychiatric Solutions, Inc. (the “Company”), to be held on Tuesday, May 16, 2006, at 10:00 a.m. (Central Time), at the Company’s executive offices located at 840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067. The following pages contain the formal notice of the Annual Meeting and the Company’s Proxy Statement which describe the specific business to be considered and voted upon at the Annual Meeting.
     It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy, which is being solicited by the Board of Directors, as soon as possible. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares personally.
     We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Joey A. Jacobs

Joey A. Jacobs
Chairman, President and Chief Executive Officer

Enclosures:
1.	Notice of Annual Meeting
2.	Proxy Statement
3.	Proxy Card and Business Reply Envelope
4.	Annual Report to Stockholders
YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY
AND RETURN IT PROMPTLY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE.

840 CRESCENT CENTRE DRIVE
SUITE 460
FRANKLIN, TENNESSEE 37067
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 16, 2006
TO OUR STOCKHOLDERS:
     The 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of Psychiatric Solutions, Inc. (the “Company”) will be held on Tuesday, May 16, 2006, at 10:00 a.m. (Central Time), at the Company’s executive offices located at 840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067, for the following purposes:
(1)	To elect two nominees as Class I directors;

(2)	To approve the Psychiatric Solutions, Inc. Executive Performance Incentive Plan;

(3)	To approve an amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan;

(4)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

(5)	To transact any other business that properly comes before the meeting or any adjournments or postponements thereof.
     The Board of Directors has fixed the close of business on April 11, 2006 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.
     The enclosed Proxy Statement contains more information regarding matters to be voted on at the Annual Meeting. Please read the Proxy Statement carefully.

By order of the Board of Directors,

/s/ Joey A. Jacobs

Joey A. Jacobs
Chairman, President and Chief Executive Officer

Dated: April 21, 2006
IMPORTANT
     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

840 CRESCENT CENTRE DRIVE
SUITE 460
FRANKLIN, TENNESSEE 37067
PROXY STATEMENT
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Psychiatric Solutions, Inc. (the “Company”) of proxies to be voted at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at the Company’s executive offices located at 840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067, on Tuesday, May 16, 2006, at 10:00 a.m. (Central Time), for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy are first being mailed or given to stockholders on or about April 21, 2006.
INFORMATION CONCERNING SOLICITATION AND VOTING
Voting of Proxy
     If the enclosed proxy is properly executed and received prior to or at the Annual Meeting and not properly revoked, it will be voted in accordance with the instructions, if any, given by the stockholder, and if no instructions are given, it will be voted (a) FOR the election as directors of the nominees described in this Proxy Statement, (b) FOR approval of the Psychiatric Solutions, Inc. Executive Performance Incentive Plan, (c) FOR approval of the amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan, and (d) FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. The persons named as proxies in the enclosed proxy were selected by the Company’s Board of Directors.
     Stockholders who sign proxies have the right to revoke them at any time before they are voted by delivering a written request to Christopher L. Howard, Esq., the Company’s Executive Vice President, General Counsel and Secretary, at 840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067 prior to the Annual Meeting or by submitting another proxy at a later date, and the giving of the proxy will not affect the right of a stockholder to attend the Annual Meeting and vote in person.
Record Date
     The close of business on April 11, 2006 has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting. As of such date, the Company had 125,000,000 authorized shares of common stock, $.01 par value (“Common Stock”), of which 52,864,560 shares were outstanding and entitled to vote, and 1,186,530 authorized shares of preferred stock, of which no shares were outstanding. Common Stock is the Company’s only outstanding class of voting stock. Each share of Common Stock will have one vote on each matter to be voted upon at the meeting
Quorum and Voting Requirements
     A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, is required to constitute a quorum. If a quorum is not present at the time of the Annual Meeting, the stockholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the Annual Meeting until a quorum shall be present or represented by proxy. The Annual Meeting may be adjourned from time to time, whether or not a quorum is present, by the affirmative vote of a majority of the votes present and entitled to be cast at the Annual Meeting, by the officer of the Company presiding over the Annual Meeting or by the Board of Directors. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Annual Meeting. A broker non-vote occurs if a broker or other nominee attending the Annual Meeting in person or submitting a proxy does not have discretionary authority and has not received voting instructions from the beneficial owner of shares on a particular matter.

Miscellaneous
     The Company will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares of Common Stock in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.
     Management of the Company is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. If any other matters properly come before the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of the Board of Directors.
MERGER TRANSACTION
     On August 5, 2002, pursuant to a definitive Merger Agreement, PMR Acquisition Corporation, a newly formed, wholly-owned subsidiary of PMR Corporation, a publicly traded Delaware corporation, merged with and into Psychiatric Solutions, Inc., a Delaware corporation whose name, subsequent to the merger, was changed to Psychiatric Solutions Hospitals, Inc. (“PSH”). The surviving corporation in the merger was PSH, which became a wholly-owned subsidiary of PMR Corporation. In connection with the merger, PMR Corporation changed its name to Psychiatric Solutions, Inc. and, effective August 6, 2002, the shares of Psychiatric Solutions, Inc., formerly known as PMR Corporation, were approved for listing on the Nasdaq National Market under the ticker symbol “PSYS.”
     In this Proxy Statement, unless the context otherwise requires, the current company, Psychiatric Solutions, Inc., is referred to as “we,” “the Company,” or “Psychiatric Solutions” with respect to periods of time from the effective date of the merger to the date of this Proxy Statement; the surviving company in the merger, PSH, is referred to as “we,” “the Company,” or “Psychiatric Solutions” with respect to periods prior to the effective date of the merger. PMR Corporation, with respect to periods prior to the effective date of the merger, is referred to as “PMR.” All share numbers, purchase prices per share, and exercise prices relating to our securities are shown on a post-merger basis after adjusting such numbers and prices to reflect the exchange ratio in the merger and as adjusted for the two-for-one stock split effected in the form of a stock dividend on January 9, 2006. In this Proxy Statement, the above described merger is referred to as the “PMR Merger.”

PROPOSAL 1: ELECTION OF DIRECTORS
Introduction
     The Company’s Amended and Restated Certificate of Incorporation, as amended, provides that the Board of Directors shall be divided into three classes of as nearly equal size as possible. Approximately one-third of the directors are elected each year. All classes of directors have three year terms. The terms of the Company’s Class I directors expire at the Annual Meeting.
     Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated the two individuals named below under the caption “Class I Nominees” for election as directors to serve until the annual meeting of stockholders in 2009 or until their successors have been elected. Each nominee has consented to be a candidate and to serve, if elected. Proxies cannot be voted for a greater number of persons than the nominees named.
Class I Nominees
     The following table shows the names, ages and principal occupations of both of the nominees designated by the Board of Directors to become directors and the year in which each nominee was first appointed or elected to the Board of Directors of PSH or the Company, as applicable.

			Director
Name	Age	Principal Occupation/Other Directorships	Since
Christopher Grant, Jr.	51	Mr. Grant has served as the President of Salix Management Corporation, a manager of venture capital partnerships Salix Ventures, L.P., Salix Ventures II, L.P. and Salix Affiliates II, L.P., since 1997.	1997

David M. Dill	37	Mr. Dill currently serves as Chief Executive Officer of the East Division of Fresenius Medical Services, a wholly-owned subsidiary of Fresenius Medical Care AG & Co. KGaA. From November 2003 until joining Fresenius Medical Care, Mr. Dill was Executive Vice President, Chief Financial Officer and Treasurer of Renal Care Group, Inc., a publicly-traded dialysis services company that was acquired by Fresenius Medical Care on March 31, 2006. From 1996 to November 2003, Mr. Dill served in various finance and accounting roles with Renal Care Group. In August 2005, the Board of Directors appointed Mr. Dill as a Class I director.	2005
     Ann H. Lamont is currently serving as a Class I director. Ms. Lamont will retire from the Company’s Board effective May 16, 2006. Ms. Lamont’s retirement is not as a result of any disagreement with the Company or its management.
Required Vote
     Directors are elected by a plurality of the votes cast by the shares of Common Stock entitled to vote in the election at a meeting at which a quorum is present. The Company’s Amended and Restated Certificate of Incorporation, as amended, does not provide for cumulative voting and, accordingly, the stockholders do not have cumulative voting rights with respect to the election of directors. Consequently, each stockholder may cast one vote per share of Common Stock held of record for each nominee. An abstention may not be specified with respect to the election of Class I Nominees. Broker non-votes will have no effect on the outcome of the election. Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees designated by the Board of Directors listed. If a nominee becomes unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the Board of Directors.
The Board of Directors recommends that the stockholders vote FOR both of the Class I nominees.
Continuing Directors
     The persons named below will continue to serve as directors until the annual meeting of stockholders in the year indicated or until their successors are elected and take office. Stockholders are not voting on the election of the Class II and Class III directors. The following table shows the names, ages, principal occupations and other directorships of each continuing director and the year in which each was first appointed or elected to the Board of Directors of PSH or the Company, as applicable.

			Director
Name	Age	Principal Occupation/Other Directorships	Since
Class II — Term Expiring in 2007

William F. Carpenter III	51	Mr. Carpenter has served as an Executive Vice President of LifePoint Hospitals, Inc. (“LifePoint”), a non-urban hospital company, since February 2004. Mr. Carpenter has also served as Corporate Governance Officer of LifePoint since February 2003; has served as Chief Development Officer of LifePoint since May 2002; and has served as General Counsel and Secretary of LifePoint since May 1999. Mr. Carpenter previously served as a Senior Vice President of LifePoint Hospitals, Inc. from May 1999 to February 2004.	2004

Mark P. Clein	46	Mr. Clein has served as President and Chief Financial Officer of United BioSource Corporation, a pharmaceutical and life sciences consulting company, since November 2003. Mr. Clein previously served as a Partner of LCI Partners, a consulting and investment firm, from January 2003 to November 2003. Prior to LCI Partners, Mr. Clein served as Executive Vice President and Chief Financial Officer of US Bioservices Corporation, a provider of distribution services for specialty pharmaceuticals and biologics, from May 2002 to January 2003. From May 1999 to May 2002, Mr. Clein served as Chief Executive Officer of PMR Corporation.	2002

Richard D. Gore	53	Mr. Gore has served as Co-Chief Executive Officer and President of Attentus Healthcare Corporation, a non-urban hospital management company, since December 2002. Mr. Gore previously served as Chief Financial Officer of Province Healthcare Company, a non-urban hospital company, from April 1996 to August 2001 and served as Vice Chairman of the Board of Province Healthcare Company from December 1999 to August 2001.	2003

			Director
Name	Age	Principal Occupation/Other Directorships	Since
Class III – Term Expiring in 2008

Joey A. Jacobs	52	Mr. Jacobs has served as the President and Chief Executive Officer of the Company since 1997 and the Chairman of the Board of the Company since August 2002.	1997

Edward K. Wissing	68	Mr. Wissing has served as Chairman of the Board of Pediatric Services of America, Inc., a home health care company, since December 2002, and as a director since 2001. Mr. Wissing previously served as President, Chief Executive Officer and a director of American HomePatient, Inc., a national provider of home health care products and services, from May 1984 until May 1998.	1997

William M. Petrie, M.D.	59	Dr. Petrie has served as President of Psychiatric Consultants, P.C., a psychiatrist practice group, since 1999.	2004

PROPOSAL 2: APPROVAL OF THE PSYCHIATRIC SOLUTIONS, INC.
EXECUTIVE PERFORMANCE INCENTIVE PLAN
     On February 23, 2006, the Board of Directors adopted the Psychiatric Solutions, Inc. Executive Performance Incentive Plan (the “Executive Plan”), subject to the approval of the Company’s stockholders. The Executive Plan provides for the payment of cash incentive bonuses to participants based upon the achievement of performance goals established annually by the Compensation Committee of the Board of Directors. The Company is asking you to approve the Executive Plan so that it may deduct for federal income tax purposes compensation paid under the Executive Plan. The Company’s intention is to adopt and administer the Executive Plan in a manner that maximizes the deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
     If the Executive Plan is approved by the Company’s stockholders at the Annual Meeting, it will be deemed to have become effective as of January 1, 2006 and will continue until terminated by the Board of Directors. The Executive Plan is described below. The description is qualified in its entirety by reference to the full text of the Executive Plan, which is attached hereto as Appendix A.
Purpose of the Executive Plan
     Payments to executives pursuant to the Executive Plan are designed to qualify as “performance-based compensation” under Section 162(m) of the Code. Under Section 162(m), the Company may not deduct for federal income tax purposes compensation paid to certain “covered employees” (generally the chief executive officer and the four highest paid executive officers other than the chief executive officer) in any taxable year to the extent that any of these persons receives more than $1 million in compensation in any one year. However, if the Company pays compensation that is “performance-based” under Section 162(m), it can receive a federal income tax deduction for the compensation even if such compensation exceeds $1 million in a single year. In order for compensation to qualify as “performance-based” for this purpose, it must meet certain conditions, one of which is that the material terms of the performance goals under which the compensation is to be paid must be disclosed to, and approved by, our stockholders.
     As with all of the Company’s incentive plans, the Executive Plan is intended to increase stockholder value and the Company’s success by encouraging outstanding performance by certain of the Company’s executive officers. These goals are to be achieved by providing eligible executive officers with incentive awards based on the achievement of goals relating to the Company’s performance.
     Although the Company has no present intention of paying cash incentive bonuses to participants in the Executive Plan that do not qualify as “performance-based compensation” under Section 162(m) once the Executive Plan is effective, approval of this proposal will not preclude the Company from doing so. The Company expects that any such payments would be made only under extraordinary circumstances. If the Executive Plan is not approved by the Company’s stockholders at the Annual Meeting, the Company will not make any payments under the Executive Plan. In such event, the Executive Plan will not take effect, but the Compensation Committee will have the ability to award cash bonuses to individuals who would have been participants in an amount that the Compensation Committee deems reasonable and appropriate at that time. The Company may not be able to deduct for federal income tax purposes a portion of these cash bonuses.
Business Criteria for Performance Goals
     The Compensation Committee must establish objective performance goals each year for eligible participants of the Executive Plan. The performance goals must be expressed as targeted levels of achievement that are based on one or more of the following business criteria:
•	Actual EBITDA compared to budgeted EBITDA;

•	Actual adjusted earnings per share;

•	Net revenue;

•	Operating margin;

•	Operating cash flow;

•	Acquisitions;

•	Quality of care indicators;

•	Growth in market capitalization; and

•	Debt reduction.
Operation of the Executive Plan
     The Compensation Committee will administer the Executive Plan. Executive officers who are “covered employees” and whose projected taxable compensation for a year may be greater than $1 million are eligible to be selected by the Compensation Committee to participate in the Executive Plan. No later than 90 days after the beginning of each fiscal year, the Compensation Committee will specify in writing the participant to whom an Award has been granted, the amount of compensation payable under the Award and the performance goals upon which the Award is conditioned. The amount of the cash bonus may vary among participants and from year to year, but the maximum cash bonus payable to any participant under the Executive Plan in any year is $3,000,000.
     As soon as possible after the end of each year, the Compensation Committee will certify in writing for each participant whether the performance goals for that year and any other material conditions have been met. If these goals and conditions have been met, the Compensation Committee may award the participant the cash incentive bonus. The Compensation Committee has discretion to reduce or eliminate, but not increase, an amount that is payable to a participant under the Executive Plan. Any incentive bonuses will be paid in cash as soon as practicable following the end of the fiscal year, or earlier upon a change in control, as described below.
Change in Control
     If the Company experiences a change in control (as defined in the Executive Plan), the Compensation Committee will pay the maximum amount payable under the incentive bonus to all participants in the Executive Plan. The bonus will be paid as soon as practicable following the change in control.
Death, Disability and Retirement
     Upon the death or disability (as defined in the Executive Plan) of a participant in the Executive Plan during the course of the year, the Compensation Committee may pay the cash bonus whether or not the performance goals have been achieved. The Compensation Committee may, in its discretion, award either a cash bonus as if the Company employed the participant for the entire year or prorate the cash bonus for the number of months the Company employed the participant. The bonus will be paid after the end of the year when the Company pays all other bonuses.
     When a participant retires (as defined in the Executive Plan) during the course of the year, the Compensation Committee may pay the cash bonus to the participant if all of the performance goals are achieved. The Compensation Committee may, in its discretion, award either a cash bonus as if the Company employed the participant for the entire year or prorate the cash bonus for the number of months the Company employed the participant. The bonus will be paid after the end of the year when the Company pays all other bonuses.
Amendment and Termination of the Executive Plan
     The Board of Directors may amend or terminate the Executive Plan at any time and for any reason. No amendment that would modify the material terms of the Executive Plan, including the performance goals, will be effective until approved by the Company’s stockholders in a manner that satisfies the stockholder approval requirements of Section 162(m).

Federal Income Tax Consequences
     Under present federal income tax law, participants will realize ordinary income equal to the amount of the bonus received in the year awarded. We will receive a deduction for the amount constituting ordinary income to the participant, provided that the Executive Plan satisfies the requirements of Section 162(m). As described above, Section 162(m) limits the deductibility of compensation not based on performance that is paid to certain corporate executives.
Awards Granted to Certain Individuals and Groups
     Awards to be issued under the Executive Plan will be determined based on the Company’s actual performance compared to certain performance goals that will be established by the Compensation Committee; therefore, specific awards under the Executive Plan (if any) cannot now be determined.
Required Vote
     Approval of the Executive Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention will have the same legal effect as a vote against the Executive Plan, and broker non-votes will have no effect on the outcome of the proposed Executive Plan.
The Board of Directors recommends that stockholders vote FOR approval of the Psychiatric Solutions, Inc. Executive Performance Incentive Plan.

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE
PSYCHIATRIC SOLUTIONS, INC. EQUITY INCENTIVE PLAN
     The Company’s Board of Directors has adopted and is hereby proposing to the stockholders an amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan, as amended (the “Equity Incentive Plan”). As further described below, the sole purpose of this amendment is to increase the number of shares of Common Stock subject to grant under the Equity Incentive Plan. This amendment is separately explained below and is qualified in its entirety by reference to the full text of the amendment to the Equity Incentive Plan, which is attached hereto as Appendix B.
Description of the Amendment to the Equity Incentive Plan
     The Equity Incentive Plan permits awards of (i) “incentive stock options” (“ISOs”) described in Section 422 of the Code, (ii) non-qualified stock options that are not qualified as ISOs under the Code (“NQSOs”), and (iii) Common Stock that is subject to restrictions on transfer and/or risk of forfeiture (“Restricted Stock”) (collectively, “Awards”). The Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors and was designed to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”).
Explanation of Changes
     As of March 31, 2006, 9,866,666 shares of Common Stock had been reserved for issuance under the Equity Incentive Plan, 8,253,819 shares of which are either subject to outstanding Awards or have been issued pursuant to the Equity Incentive Plan. Under the amendment to the Equity Incentive Plan, an additional 1,250,000 shares of Common Stock will be available for issuance. Without this increase, the Company will be limited in its ability to grant additional Awards to its employees. The Board of Directors believes that Awards are an essential part of the Company’s compensation program and provide meaningful inducements to employees to contribute to the Company’s growth and financial performance. The Equity Incentive Plan has been a useful tool in achieving the Company’s business development goals by helping to attract and retain highly qualified employees. The Company believes that continued Award grants are necessary to attract and retain qualified individuals in the current economic environment.
General Description of the Equity Incentive Plan
     The purpose of the Equity Incentive Plan is to provide a performance incentive to employees and others who perform services that enhance the value of stockholders’ equity. The Compensation Committee is authorized to administer the Equity Incentive Plan and to grant Awards to Company employees and to certain others who provide significant services to the Company. The Equity Incentive Plan provides for the Award of ISOs, NQSOs and Restricted Stock. All employees of the Company and its subsidiaries and, in the case of awards other than ISOs, any consultant or independent contractor providing services to the Company or a subsidiary, are eligible for Awards under the Equity Incentive Plan. ISOs may be granted only to employees of the Company and its subsidiaries. As of March 31, 2006, the Company employed approximately 14,000 people.
     The Compensation Committee determines which individuals are to receive Awards under the Equity Incentive Plan, the type of Award to be granted (i.e., ISOs, NQSOs or Restricted Stock) and the exercise prices and vesting dates of each Award. The exercise price of ISOs may not be less than 100% of the fair market value of Common Stock on the trading day immediately preceding the date of grant (110% for individuals who own more than 10% of the total outstanding Common Stock). These and other terms are set forth in the Equity Incentive Plan and a written agreement between the Company and the individual receiving the Award. The aggregate fair market value of Common Stock with regard to which ISOs are exercisable by an individual for the first time during any calendar year may not exceed $100,000. No option shall be exercisable after the expiration of ten years from the date it is granted (five years for ISOs granted to individuals who own more than 10% of the total outstanding shares of Common Stock).
     The Company currently has options outstanding to purchase 5,887,585 shares of Common Stock under the Equity Incentive Plan. The exercise price of options granted is the fair market value of the Company’s Common Stock on the date of grant. Based upon the closing sale price of Common Stock on March 31, 2006, the aggregate market value of the 5,887,585 shares of Common Stock underlying outstanding options granted under the Equity Incentive Plan was approximately $195.1 million. As of March 31, 2006, there were 55,000 shares of Restricted Stock outstanding with a market value of approximately $1.8 million.
     The amount of any Award under the Equity Incentive Plan is subject to the discretion of the Compensation Committee and, therefore, cannot be determined in advance. Similarly, the dollar value of such Awards cannot be determined prior to their grant. As of March 31, 2006, 197 employees of the Company, excluding executive officers, held options to purchase an aggregate of 2,672,230 shares of Common Stock, six executive officers held options to purchase an aggregate of 3,125,591 shares of Common Stock and two non-employees held options to purchase an aggregate of 89,764 shares of Common Stock under the Equity Incentive Plan.
Death and Disability
     Upon the disability (as defined in the Equity Incentive Plan) of a participant in the Equity Incentive Plan, the participant shall have the right for 12 months after the date of his or her termination from the Company to exercise all options to purchase shares of Common Stock to the extent otherwise exercisable on the date of disability. If a participant in the Equity Incentive Plan dies, all options to purchase shares of Common Stock shall be exercisable by the participant’s legal representatives, heirs, legatees or distributees for 12 months after the date of the participant’s death to the extent otherwise exercisable on the date of death.
Amendment and Termination of the Equity Incentive Plan
     The Equity Incentive Plan will continue indefinitely, but may be amended or terminated by the Board of Directors at any time and for any reason. No amendment that would have a material adverse effect on the rights of a participant under an outstanding Award will be effective without the participant’s consent. In addition, stockholder approval is required for any amendment that increases the aggregate number of shares of Common Stock authorized under the Equity Incentive Plan, changes the class of employees eligible to receive ISOs or increases the period during which ISOs may be granted or exercised.
Federal Income Tax Consequences
     Tax consequences to the Company and to individuals receiving Awards will vary with the type of Award. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an ISO, NQSO or Restricted Stock under the Equity Incentive Plan. A grantee that exercises an ISO will not recognize income on its exercise. If he or she does not sell the shares of Common Stock acquired thereby for at least two years after the date of grant and one year after exercising the ISO, any gain or loss on the sale of Common Stock will be subject to capital gains treatment. The exercise price of the ISO is the tax basis for purposes of determining capital gains.
     An individual who disposes of Common Stock before the holding periods described above are satisfied will have engaged in a “disqualifying disposition” and will recognize ordinary compensation income equal to the lesser of: (i) the excess of the fair market value of the shares on the exercise date over the exercise price and (ii) the excess of the sale price of the shares over the exercise price. Any additional gain or loss realized on the date of sale in a disqualifying disposition is subject to capital gains tax treatment.
     Generally, the Company is not entitled to a tax deduction upon the grant or exercise of an option or the exercise of an ISO under the Equity Incentive Plan. However, if the grantee engages in a disqualifying disposition, the Company may take a tax deduction for the amount of ordinary income recognized by the individual.
     Upon exercise of a NQSO, an individual recognizes ordinary income on the difference between the fair market value of Common Stock and the exercise price paid under the NQSO. With respect to Restricted Stock, unless the individual makes an election under Section 83(b) of the Code to be taxed at the time of grant, he or she will recognize ordinary income equal to the fair market value of Common Stock at the time the shares of Restricted Stock become vested. In either case, the Company is generally entitled to deduct the amount recognized by the individual for tax purposes. The individual is also subject to capital gains treatment on the subsequent sale of Common Stock acquired through an Award. For this purpose, the individual’s tax basis in Common Stock is its fair market value at the time the NQSO is exercised or the Restricted Stock is vested (or granted, if an election under Section 83(b) is made).
Registration Under the Securities Act of 1933
     The Company intends to register the additional shares of Common Stock authorized for issuance under the Equity Incentive Plan under the Securities Act of 1933 on a Registration Statement on Form S-8 as soon as practicable after approval of the amendment to the Equity Incentive Plan by the stockholders of the Company.
Required Vote
     Approval of the amendment to the Equity Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention will have the same legal effect as a vote against the proposed amendment to the Equity Incentive Plan, and broker non-votes will have no effect on the outcome of the proposed amendment.
The Board of Directors recommends that the stockholders vote FOR approval of the amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2006. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
Fees
     The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for 2005 and 2004, and fees incurred for other services rendered by Ernst & Young LLP for 2005 and 2004:

	2005	2004
Audit Fees(1)	$1,542,711	$1,363,617
Audit — Related Fees(2)	573,980	162,301
Tax Fees(3)	93,048	7,003

Total Fees	$2,209,739	$1,532,921

(1)	Such services consisted primarily of the audit of the Company’s annual financial statements and internal control over financial reporting, the review of the Company’s quarterly financial statements, statutory audits, and services provided in connection with registration statements filed with the Securities and Exchange Commission (the “SEC”).

(2)	Such services consisted primarily of audits of acquired subsidiaries as required by SEC regulations and due diligence related to the Company’s mergers and acquisitions and consultations related to compliance with Section 404 of the Sarbanes-Oxley Act.

(3)	Such services consisted primarily of tax compliance services and other tax planning and tax advice services.
Pre-approval of Auditor Services
     The charter of the Audit Committee provides that the Audit Committee must pre-approve all auditing and non-auditing services to be provided by the auditor, other than certain de minimus non-audit services. In addition, any services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. For 2005, all services provided by Ernst & Young LLP were pre-approved by the Audit Committee.
     All non-audit services were reviewed by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
Required Vote
     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is needed to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2006. Under Delaware law, an abstention will have the same legal effect as a vote against the ratification of Ernst & Young LLP, and broker non-votes will have no effect on the outcome of the ratification of the independent registered public accounting firm. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review.
The Audit Committee and the Board of Directors recommend that the stockholders vote
FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2006.

CORPORATE GOVERNANCE
Committees of the Board of Directors
     The Board of Directors has established three standing committees: a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee as described below. All committee members are non-employee directors, each of whom the Board of Directors has determined to be “independent” as required by the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”). In addition, Edward K. Wissing serves as Chairman of the Company’s Compliance Committee, which is otherwise comprised of employees of the Company. The Compliance Committee oversees the Company’s Code of Ethics that applies to all employees, including the Company’s Chief Executive Officer and Chief Accounting Officer.
Compensation Committee
     The primary responsibilities and duties of the Compensation Committee are as follows:
•	Evaluate the performance of the Company’s executive officers.

•	Review and approve officers’ compensation.

•	Formulate bonuses for management.

•	Administer the Company’s equity compensation plans.

•	Review and reassess the adequacy of the Compensation Committee Charter and recommend any changes to the Board.
     The Compensation Committee currently is comprised of Mr. Grant and Ms. Lamont. Following the Annual Meeting, the Board of Directors will appoint another member of the Board to the Compensation Committee. During 2005, the Compensation Committee held three meetings and took action by written consent four times.
Audit Committee
     The Board of Directors has appointed an Audit Committee to assist the Board in fulfilling its oversight responsibilities for the Company’s financial reports, systems of internal controls for financial reporting and accounting policies, procedures and practices. The primary responsibilities and duties of the Audit Committee are as follows:
•	Hire, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm, whose duty it is to audit the books and accounts of the Company and its subsidiaries for the fiscal year in which it is appointed.

•	Determine the compensation to be paid to the independent registered public accounting firm and, in its sole discretion, approve all audit and engagement fees and terms, and pre-approve all auditing and non-auditing services of the independent auditor, other than certain de minimus non-audit services.

•	Review and discuss with management, the independent registered public accounting firm and internal auditors the Company’s internal reporting, audit procedures and the adequacy and effectiveness of the Company’s disclosure controls and procedures.

•	Review and discuss with management and the independent registered public accounting firm the audited financial statements to be included in the Company’s Annual Report on Form 10-K, the quarterly financial statements to be included in the Company’s Quarterly Reports on Form 10-Q, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the selection, application and disclosure of critical accounting policies used in the Company’s financial statements.

•	Review and discuss with management the quarterly earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.

•	Review and discuss with management all existing related-party transactions and approve any proposed related-party transactions to ensure that they are in the Company’s best interest.

•	Review and reassess the adequacy of the Amended and Restated Audit Committee Charter adopted by the Board of Directors, and recommend proposed changes to the Board.
     The Audit Committee is currently comprised of Messrs. Dill, Grant and Wissing. The Board of Directors has determined that David M. Dill is an “audit committee financial expert” as defined in rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended. The Audit Committee held five meetings during 2005 and took action by written consent one time.
Nominating and Corporate Governance Committee
     The primary responsibilities and duties of the Nominating and Corporate Governance Committee are as follows:
•	Review the composition of the Board of Directors to ensure that a majority of the members are “independent” as required by the Nasdaq listing standards.

•	Consider and recommend candidates to fill new positions or vacancies on the Board of Directors and review any candidates recommended by stockholders.

•	Evaluate the performance of each existing director proposed for re-election and recommend the director nominees for approval by the Board of Directors and the stockholders.

•	Retain and terminate any search firm to be used to identify Board candidates and approve the search firm’s fees and other retention terms.

•	Review and reassess the adequacy of the Nominating and Corporate Governance Committee Charter and recommend any changes to the Board.
     The Nominating and Corporate Governance Committee is currently comprised of Messrs. Carpenter and Gore and Ms. Lamont. The Nominating and Corporate Governance Committee held one meeting during 2005. The Nominating and Corporate Governance Committee has a written charter that is available on the Company’s website at www.psysolutions.com.
Meetings of the Board of Directors and Committees
     During 2005, the Board of Directors held a total of six meetings and took action by written consent three times. Each director attended 75% or more of the meetings of the Board and committees of the Board on which such director served.
Nomination of Directors
     Directors may be nominated by the Board of Directors or by stockholders in accordance with the Company’s Amended and Restated Bylaws. As a matter of course, the Nominating and Corporate Governance Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Nominating and Corporate Governance Committee will review all proposed nominees for the Board of Directors, including those proposed by stockholders. This process includes a review of the candidate’s character, judgment, experience, independence, understanding of the Company’s business or other related industries and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the

Board of Directors. The Company does not currently pay a fee to any third party to identify or assist in identifying or evaluating potential nominees.
     For a stockholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must notify Christopher L. Howard, Esq., the Company’s Executive Vice President, General Counsel and Secretary, at Psychiatric Solutions, Inc., 840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067. In addition, the Company’s Amended and Restated Bylaws permit stockholders to nominate directors at a stockholder meeting. To make a director nomination at the Annual Meeting, a stockholder entitled to vote must deliver written notice to the Company (containing certain information specified in the Company’s Amended and Restated Bylaws about the stockholder and the proposed nominee) not less than 50 days or more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Proxy Statement.
Communicating with the Board
     All stockholder communications with the Board of Directors should be directed to Christopher L. Howard, Esq., the Company’s Executive Vice President, General Counsel and Secretary, at Psychiatric Solutions, Inc., 840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067, and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for an individual director. Each communication intended for the Board of Directors and received by Mr. Howard will not be opened, but will be promptly forwarded unopened to the Chairman of the Audit Committee following its clearance through normal security procedures.
Attendance by Members of the Board of Directors at the Annual Meeting of Stockholders
     The Company encourages each member of the Board of Directors to attend each annual meeting of stockholders. All directors attended the annual meeting of stockholders held on May 17, 2005.
Non-Management Executive Sessions
     The Board of Directors has adopted a policy relating to non-management executive sessions. Under this policy, periodically, and no less frequently than semi-annually, the Board of Directors will meet in executive sessions in which management directors and other members of management do not participate. During 2005, the non-management members of the Board of Directors held four executive sessions.
Policy on Reporting of Concerns Regarding Accounting Matters
     The Audit Committee has adopted a policy on the reporting of concerns regarding accounting, internal accounting controls or auditing matters. The Company has established a compliance hotline called ValuesLine, 866-708-1022, which is administered by a third party, as a hotline for the receipt, retention and treatment of complaints from employees or others regarding accounting, internal accounting controls and auditing matters. Information received through the hotline is conveyed directly to the Company’s Compliance Officer. Complaints relating to accounting, internal accounting controls or auditing matters will then be directed to the Chairman of the Audit Committee. Any complaint may be made anonymously if the claimant so desires, and all claimants will be provided confidentiality in the handling of the complaint.
Compensation of Directors
     Directors who are employees of the Company receive no additional compensation for their services as directors. Each non-employee director receives:
•	An annual retainer of $12,000;

•	A meeting fee of $2,000 for each Board or committee meeting attended in person and $1,000 for each telephonic meeting (but only one fee in the event that more than one such meeting is held on a single day);

•	An initial grant of an option to purchase 12,000 shares of Common Stock on the date of such director’s appointment to the Board of Directors;

•	An annual grant of an option to purchase 8,000 shares of Common Stock; and

•	Reimbursement for necessary travel expenses incurred in attending such meetings.
     In addition, the Board member serving as Chairman of the Audit Committee and the Board member serving as Chairman of the Compliance Committee receive an additional $2,000 per month. The Board member serving as Chairman of the Nominating and Corporate Governance Committee and the Board member serving as Chairman of the Company’s Compensation Committee receive an additional $1,000 per month.
     Option grants under the Psychiatric Solutions, Inc. Outside Directors Non-Qualified Stock Option Plan (the “Directors Plan”) are non-discretionary. As of the date of the Company’s annual meeting of stockholders each year, each member of the Company’s Board of Directors who is not an employee of the Company is automatically granted under the Directors Plan, without further action by the Company, the Board of Directors, the Compensation Committee or the stockholders of the Company, an option to purchase 8,000 shares of Common Stock of the Company. Options granted under the Directors Plan are intended by the Company not to qualify as incentive stock options under the Code.
     The exercise price of options granted under the Directors Plan must be the fair market value of the Company Common Stock subject to the option on the date of the option grant. Options granted under the Directors Plan are immediately exercisable as to 25% of the option shares and the remaining 75% of the option shares become exercisable in equal installments on each of the first, second and third anniversary of the option grant date. Options currently expire the earlier of ten years from the date of grant or three months after the date on which the participant ceases to be a director (one year after death or disability). All options granted under the Directors Plan become fully vested upon a change in the corporate control of the Company, subject to vesting limitations in situations in which a participant would realize less net income under the option after payment of “golden parachute” excise taxes under Section 4999 of the Code. The Board of Directors may amend or terminate the Directors Plan in its discretion, except that no amendment will become effective without approval of the Company’s stockholders if such approval is necessary pursuant to Nasdaq listing standards. The Directors Plan will continue indefinitely until it is terminated by the Board of Directors.
     On May 17, 2005, the Compensation Committee granted an option to purchase 12,000 shares of Common Stock to Dr. Petrie and an option to purchase 8,000 shares of Common Stock to each of Messrs. Carpenter, Clein, Gore, Grant, and Wissing and to Ms. Lamont at an exercise price of $19.31 per share (the fair market value based on the closing sales price reported on the Nasdaq National Market on the previous trading day). On August 17, 2005, the Compensation Committee granted an option to purchase 12,000 shares of Common Stock to Mr. Dill at an exercise price of $24.49 per share upon his initial election to the Board of Directors. The share and price information provided in this paragraph has been adjusted to reflect the two-for-one stock split effected in the form of a stock dividend on January 9, 2006.
     Each director of the Company is a party to an Indemnification Agreement with the Company pursuant to which the Company has agreed to indemnify and advance expenses to such director in connection with his or her service as a director, officer or agent of the Company to the fullest extent permitted by law and as set forth in each such agreement and, to the extent applicable, to maintain insurance coverage for each such director under the Company’s policies of directors and officers’ liability insurance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The following table sets forth information with respect to ownership of the Company’s Common Stock, as of March 31, 2006, by:
•	each person who the Company knows to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;

•	each of the Company’s directors;

•	each of the Company’s executive officers named in the summary executive compensation table on page 19; and

•	all of the Company’s directors and executive officers as a group.
     To the Company’s knowledge, unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned. All computations are based on 52,750,546 shares of Common Stock outstanding on March 31, 2006.

	Number of Shares
Name of	Beneficially	Percent of Common Stock
Beneficial Owner, Executive Officer or Director	Owned(1)	Beneficially Owned(2)
Joey A. Jacobs (3)	1,110,763	2.1%
Steven T. Davidson (4)	89,000	*
Jack E. Polson (5)	221,243	*
Brent Turner (6)	199,500	*
Jack R. Salberg (7)	89,014	*
Christopher Grant, Jr. (8)	6,000	*
Edward K. Wissing (9)	27,178	*
Ann H. Lamont (10)	44,070	*
Richard D. Gore (11)	18,000	*
Mark P. Clein (12)	42,404	*
William F. Carpenter III (13)	10,000	*
William M. Petrie, M.D. (14)	24,728	*
David M. Dill (15)	3,000	*
AXA Financial, Inc. (16)	2,906,346	5.5%
Citigroup Inc. (17)	3,052,550	5.8%
All directors and executive officers as a group (13 persons) (18)	1,884,900	3.5%

*	Less than 1%

(1)	All share information presented in this table has been adjusted to reflect the two-for-one stock split effected in the form of a stock dividend on January 9, 2006.

(2)	Under SEC rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that currently are exercisable or will be exercisable within sixty (60) days of March 31, 2006. Shares of Common Stock subject to options that are currently exercisable or will be exercisable within 60 days of March 31, 2006 are considered to be outstanding for the purpose of computing the percentage of the shares held by a holder, but are not considered to be outstanding for computing the percentage held by others.

(3)	Includes options to purchase 1,026,247 shares.

(4)	Represents options to purchase 89,000 shares.

(5)	Represents options to purchase 211,243 shares and 10,000 shares of Restricted Stock.

(6)	Represents options to purchase 189,500 shares and 10,000 shares of Restricted Stock.

(7)	Represents options to purchase 89,014 shares.

(8)	Represents options to purchase 6,000 shares.

(9)	Represents options to purchase 27,178 shares.

(10)	Includes options to purchase 18,000 shares.

(11)	Represents options to purchase 18,000 shares.

(12)	Includes options to purchase 6,000 shares.

(13)	Represents options to purchase 10,000 shares.

(14)	Includes options to purchase 6,000 shares.

(15)	Represents options to purchase 3,000 shares.

(16)	Based solely on information contained in a Schedule 13G jointly filed by AXA Assurances I.A.R.D. Mutuelle (“AXA I.A.R.D.”), AXA Assurances Vie Mutuelle (“AXA Vie”), AXA Courtage Assurance Mutuelle (“AXA Courtage” and together with AXA I.A.R.D. and AXA Vie, the “Mutuelles AXA”), AXA and AXA Financial, Inc. (“AXA Financial”) with the SEC on February 14, 2006. AXA owns AXA Financial and the Mutuelles AXA, as a group, controls AXA. Each of AXA I.A.R.D., AXA Vie, AXA Courtage and AXA has sole voting power with respect to 2,762,866 shares and sole dispositive power with respect to 2,906,346 shares. AXA Financial has sole voting power with respect to 2,577,346 shares and sole dispositive power with respect to 2,433,866 shares. The address of AXA Financial is 1290 Avenue of the Americas, New York, New York 10104.

(17)	Based solely on information contained in a Schedule 13G jointly filed by Citigroup Global Markets Limited (“CGML”), Citigroup Global Markets Europe Limited (“CGMEL”), Citigroup Global Markets International LLC (“CGMI”), Citigroup Financial Products Inc. (“CFPI”), Citigroup Global Markets Holdings Inc. (“CGMH”) and Citigroup Inc. (“Citigroup”) with the SEC on February 9, 2006. Citigroup is the sole stockholder of CGMH and CGMH is the sole stockholder of CFPI. CFPI is the sole member of CGMI. CFPI and CGMI own a controlling interest in CGMEL and CGMEL is the sole stockholder of CGML. Citigroup has shared voting and dispositive power with respect to 3,052,550 shares. CGMH has shared voting and dispositive power with respect to 3,043,362 shares. CFPI has shared voting and dispositive power with respect to 2,944,532 shares. Each of CGMI, CGMEL and CGML has shared voting and dispositive power with respect to 2,725,520 shares. The address of Citigroup is 399 Park Avenue, New York, New York 10043.

(18)	Includes options to purchase 1,699,182 shares and 20,000 shares of restricted stock.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. These officers, directors and greater than 10% stockholders of the Company are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific due dates for these reports and the Company is required to report in this Proxy Statement any failure to file reports as required during 2005.
     Based upon a review of these filings and written representations from the Company’s directors and executive officers, the Company believes that, except as set forth below, all reports required to be filed with the SEC by Section 16(a) during the most recent fiscal year or prior fiscal years have been filed, and no other reports were required. David M. Dill inadvertently failed to file on a timely basis a required Form 4 concerning the receipt on August 17, 2005 of options to purchase an aggregate of 12,000 shares of Common Stock, but has since made the required filing.

EXECUTIVE COMPENSATION
     The following table sets forth, for the fiscal years indicated, all compensation awarded to, paid to or earned by (i) the Company’s Chief Executive Officer and (ii) the four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 (collectively, the “Named Executive Officers”).
Summary Executive Compensation Table

				Long-Term
				Compensation
				Securities	All Other
		Annual Compensation (1)		Underlying	Compensation ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options(#)	(2)
Joey A. Jacobs	2005	$708,654	$1,086,490	268,000	$—
Chairman of the Board, President	2004	397,692	299,697	134,000	1,000
and Chief Executive Officer	2003	325,000	125,000	400,000	2,000

Steven T. Davidson	2005	273,846	—	110,000	—
Chief Development Officer	2004	243,615	98,504	86,000	1,000
	2003	200,000	50,000	50,000	2,000

Jack E. Polson	2005	271,539	207,711	110,000	—
Chief Accounting Officer	2004	181,731	98,338	86,000	244
	2003	141,635	50,000	130,000	325

Brent Turner (3)	2005	271,539	207,711	110,000	—
Executive Vice President,	2004	181,731	98,338	86,000	323
Finance and Administration	2003	123,173	50,000	180,000	—

Jack R. Salberg	2005	325,377	—	150,000	—
Former Chief Operating Officer	2004	304,519	173,529	86,000	1,000
	2003	275,258	100,000	100,000	2,000

(1)	The perquisites and personal benefits paid to each of the Named Executive Officers was less than $50,000 or 10% of the total salary and bonus reported for the Named Executive Officers, and, therefore, the amount of such other annual compensation is not reported.

(2)	These amounts represent matching contributions under the Company’s 401(k) Plan.

(3)	Mr. Turner commenced employment with the Company in February 2003.

     The following table sets forth certain information concerning stock options granted to the Named Executed Officers in 2005:
Option Grants in Last Fiscal Year

	Individual Grants
		Percent Of			Potential
	Number Of	Total			Realizable Value
	Securities	Options			At Assumed
	Underlying	Granted To	Exercise Or		Annual Rates
	Options	Employees	Base Price		Of Stock Price Appreciation
	Granted	In Fiscal	Per Share	Expiration	For Option Term(3)
Name	($)(1)	Year	($/Sh)(2)	Date	5%($)	10%($)
Joey A. Jacobs	98,198	4.7%	$19.31	5/17/15	$1,192,512	$3,022,060
	169,802	8.2%	$20.69	3/17/15	2,209,435	5,599,141
Steven T. Davidson	110,000	5.3%	$20.69	3/17/15	1,431,301	3,627,198
Jack E. Polson	110,000	5.3%	$20.69	3/17/15	1,431,301	3,627,198
Brent Turner	110,000	5.3%	$20.69	3/17/15	1,431,301	3,627,198
Jack R. Salberg	150,000	7.2%	$20.69	3/17/15	1,951,774	4,946,180

(1)	Options were granted pursuant to the Equity Incentive Plan and become exercisable in 25% increments on the date of grant and on each of the first, second and third anniversary of the option grant date. The number of options granted has been adjusted for the two-for-one stock split effected in the form of a stock dividend on January 9, 2006.

(2)	Based upon the fair market value of Common Stock on the date of grant of options as determined by the Company’s Board of Directors, as adjusted for the two-for-one stock split effected in the form of a stock dividend on January 9, 2006.

(3)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. There can be no assurance provided to any of the Named Executive Officers set forth above or any other holder of the Company’s securities that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of Common Stock appreciates over the option term, no value will be realized from the option grants made to the above Named Executive Officers.
     The table below provides information as to the exercise of options by the Named Executive Officers during the 2005 fiscal year under the option plans and the year-end value of unexercised options.
Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number Of Securities
			Underlying Unexercised		Value Of Unexercised In-The-
	Shares		Options At Fiscal		Money Options At Fiscal
	Acquired On	Value	Year-End (#)		Year-End ($)(1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Joey A. Jacobs	—	$—	853,637	543,847	$20,776,869	$10,033,310
Steven T. Davidson	45,364	1,022,955	61,500	183,366	931,505	2,976,603
Jack E. Polson	16,000	384,003	150,743	199,259	2,995,129	3,299,925
Brent Turner	20,000	462,159	120,500	215,500	2,186,685	3,737,885
Jack R. Salberg	196,660	3,615,405	—	—	—	—

(1)	This amount represents the aggregate of the number of “in-the-money” options multiplied by the difference between $29.37, the fair market value of Common Stock at December 30, 2005 as reported on the Nasdaq National Market and the exercise price for that option, both prices as adjusted by the two-for-one stock split effected in the form of a stock dividend on January 9, 2006. Options are classified as “in-the-money” if the market value of the underlying Common Stock exceeds the exercise price of the option. Actual values which may be realized, if any, upon the exercise of options will be based on the per share market price of Common Stock at the time of exercise and are thus dependent upon future performance of Common Stock.
Employment Contracts and Change-In-Control Arrangements
     The Company has entered into an employment agreement with Joey A. Jacobs, Chairman, President and Chief Executive Officer of the Company. Mr. Jacobs’ employment agreement has an effective date of August 6, 2002, and was amended on November 26, 2003. The employment agreement had an initial term that extended through December 31, 2003, and is thereafter subject to automatic annual renewals absent prior notice from either party of the intent not to renew the agreement. Mr. Jacobs’ base salary is subject to adjustment according to the policies and practices adopted by the Company from time to time. Mr. Jacobs is also eligible to receive an annual cash incentive compensation award (“bonus”) tied to objective criteria established by the Board of Directors.
     If the Company terminates Mr. Jacobs’ employment “without cause” or if Mr. Jacobs resigns as a result of a “constructive discharge” (as those terms are defined in the employment agreement), (i) all options held by Mr. Jacobs and scheduled to vest during the succeeding 24 month period will immediately vest and will remain exercisable for 12 months from the date of termination; (ii) certain restricted stock held by Mr. Jacobs will immediately vest; (iii) Mr. Jacobs will receive a lump sum severance payment equal to two times his base salary and bonus earned during the 12 months prior to termination plus any earned but unpaid base salary and bonus on a pro rata basis for the year of termination; and (iv) all benefits and perquisites will continue for 18 months. In the event the Company terminates Mr. Jacobs’ employment for cause or if Mr. Jacobs resigns other than pursuant to a “constructive discharge” or “change in control” (as those terms are defined in the employment agreement), Mr. Jacobs will only receive his earned but unpaid base salary and vacation through the date of termination.
     If Mr. Jacobs is terminated within 18 months of a “change in control” of the Company, and the termination results from the change in control, Mr. Jacobs is entitled to receive a cash amount equal to two times his base salary and bonus earned during the 12 months prior to termination, paid out over a period of 24 months, and the continuation of all benefits and perquisites for 18 months.
     The Company was party to an employment agreement with Jack R. Salberg, the Company’s former Chief Operating Officer. Mr. Salberg’s employment agreement had an effective date of October 1, 2002 and expired on December 31, 2005. Mr. Salberg’s employment agreement provided that if his employment agreement expired, he would only receive his earned but unpaid base salary and vacation through the expiration date of his employment agreement.
     Mr. Jacobs has agreed that during the period of his employment and for a 12 month period thereafter, he will not, among other things, compete with the Company or solicit the Company’s clients or employees. Mr. Salberg’s agreement contained identical covenants that were applicable during the period of Mr. Salberg’s employment and continue through June 30, 2007.

Equity Compensation Plan Information
     The following table provides information as of December 31, 2005 with respect to compensation plans (including individual compensation arrangements) under which shares of the Company’s Common Stock are authorized for issuance.

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights (a)	warrants and rights (b)	column (a))(c)
Equity compensation plans approved by security holders (1)	4,471,878	$13.01	3,729,018

Equity compensation plans not approved by security holders	—	—	—

Total	4,471,878	$13.01	3,729,018

(1)	Represents stock options granted or issuable under the Psychiatric Solutions’ 1997 Key Personnel Plan, the Equity Incentive Plan and the Directors Plan.
Compensation Committee Interlocks and Insider Participation
     During 2005, the members of the Compensation Committee of the Board of Directors were Christopher Grant, Jr. and Ann H. Lamont. There are no interlocks among the members of the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The following Report of the Compensation Committee and the performance graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.
     The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. The Compensation Committee is responsible for setting the total compensation package, including equity and non-equity incentives, for the executive officers of the Company. In addition, the Compensation Committee evaluates the performance of the Company’s executive officers and related matters.
Executive Officer Compensation Program
     The Company’s executive compensation program is based on the following four objectives: (i) to link the interests of management with those of stockholders by encouraging stock ownership in the Company; (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive within the industry; (iii) to recognize and reward individual performance through salary, annual cash incentives and long-term stock based incentives; and (iv) to manage compensation based on the individual’s level of skill, knowledge, effort and responsibility.
     The components of the Company’s compensation program for its executive officers include (i) base salary, (ii) performance-based cash bonuses, (iii) incentive compensation in the form of stock options and Restricted Stock, and (iv) participation in the Company’s 401(k) plan.
     Base Salary. Base salary levels for the Company’s executive officers are determined, in part, through comparisons with peer companies with which the Company competes for personnel and general geographic market conditions. Additionally, the Compensation Committee evaluates individual experience and performance and the overall performance of the Company. The Compensation Committee reviews each executive’s salary on an annual basis and may increase each executive’s salary based on (i) the individual’s contribution to the Company compared to the preceding year, (ii) the individual’s responsibilities compared to the preceding year and (iii) any increase in median pay levels at peer companies.
     Base salaries for 2005 for the Company’s executives were initially set as follows: $600,000 for Joey A. Jacobs, $325,000 for Jack R. Salberg, $275,000 for Steven T. Davidson and $225,000 for Brent Turner and Jack Polson. After the Company completed the acquisition of 20 behavioral health care facilities from Ardent Health Services LLC on July 1, 2005, the Compensation Committee increased certain executives’ salaries in light of the Company’s increased size and the increased responsibilities of such executives as a result of the significant transaction. Effective July 1, 2005, the Compensation Committee set the following annual salaries for the executives: $850,000 for Mr. Jacobs, $325,000 for Messrs. Salberg, Turner and Polson and $275,000 for Mr. Davidson. Effective January 1, 2006, the Compensation Committee increased Mr. Jacobs’ annual salary to $892,500 and the salaries of Mr. Polson and Mr. Turner to $341,250.
     Cash Bonuses. The Compensation Committee recommends the payment of bonuses to the Company’s executive officers as an incentive for the executive officers to contribute to the realization of established objectives of the Company. For 2005, these bonuses were based on the achievement of certain corporate performance objectives relating to (i) the Company’s actual as compared to budgeted earnings before interest, taxes, depreciation and amortization, (ii) adjusted earnings per share (“EPS”), and (iii) certain strategic objectives. The Company accrues funds for the cash bonuses monthly, depending on the earnings of the Company, and pays the bonuses after the fiscal year end. The amount of the cash bonus paid to each executive officer is based on the individual executive’s performance during the preceding year.
     Equity-Based Compensation. The Company believes that stock options are a key component to the compensation of its executive officers. Stock options provide a substantial incentive to these employees by allowing them to directly participate in any increase in the long-term value of the Company. This incentive is intended to reward, motivate and retain the services of executive employees. The Company has historically rewarded its executive employees through the grant of Nonqualified Stock Options.
     With the exception of stock options granted under the Company’s 2005 Long-Term Equity Compensation Plan (“Equity Compensation Plan”), which is discussed below, the Compensation Committee employs no particular set of mechanical criteria in awarding stock options. Rather, it evaluates a series of factors including: (i) the overall performance of the Company for the fiscal year in question; (ii) the performance of the individual in question; (iii) the anticipated contribution by the individual to the Company on an overall basis; (iv) the historical level of compensation of the individual; (v) the level of compensation of similarly situated executives in the Company’s industry; and (vi) that level of combination of cash and equity compensation that would be required from a competitive point of view to retain the services of a valued executive officer.
     Under the Equity Compensation Plan, as adopted by the Board of Directors in February 2005, the Company’s executive officers and certain key employees are eligible to receive options to purchase up to three percent (3%) of the Company’s issued and outstanding shares of Common Stock. The number of stock options to be granted under the Equity Compensation Plan is based on the Company’s adjusted EPS for the current fiscal year compared to the Company’s adjusted EPS for the prior fiscal year. Options granted pursuant to the Equity Compensation Plan are issued under the Company’s Equity Incentive Plan and vest and become exercisable over the three year period following the date of grant, with 25% of the options vesting on the date of grant and 25% on each of the first, second and third anniversaries of the date of grant. In February 2006, the Compensation Committee granted the following options to executive officers pursuant to the Equity Compensation Plan to reward each of them for their performance in 2005: 456,839 shares to Mr. Jacobs, 80,000 shares to Mr. Polson and 80,000 shares to Mr. Turner. The Compensation Committee also granted 10,000 shares of Restricted Stock to each of Messrs. Polson and Turner.
Chief Executive Officer Compensation
     Mr. Jacobs’ base salary has been and will continue to be adjusted from time-to-time in accordance with the criteria for the determination of executive officer compensation as described above in the section captioned “Base Salary.” In initially setting Mr. Jacobs’ compensation for 2005, the Company sought to establish a base salary for Mr. Jacobs that was competitive with the base salary paid to chief executive officers at peer companies, while making a significant percentage of his compensation dependent on the Company’s performance. After the Company acquired the additional facilities from Ardent Health Services LLC, the Compensation Committee recognized that the Company was significantly larger than it had been prior to the acquisition and that Mr. Jacobs’ salary needed to be increased to make it competitive with the base salary paid to chief executive officers at peer companies.
     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation’s chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with this statute. The Board has adopted the Psychiatric Solutions, Inc. Executive Performance Incentive Plan, which is being submitted to the stockholders for approval at the Annual Meeting.

Members of the Compensation Committee:

Christopher Grant, Jr.
Ann H. Lamont

AUDIT COMMITTEE REPORT
     The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
     The Company’s management has primary responsibility for preparing the Company’s financial statements and implementing internal controls over financial reporting. The Company’s independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States.
     The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Company’s Board of Directors on November 5, 2002, as amended and restated on March 23, 2004. The Amended and Restated Charter was attached to the Proxy Statement filed with the SEC on April 9, 2004. The Audit Committee reviews and reassesses the adequacy of the Charter annually or more often as necessary and recommends any proposed changes to the Board. The Audit Committee acted in accordance with its Charter in 2005. In fulfilling its responsibilities for fiscal year 2005, the Audit Committee, among other things:
•	Pre-approved all auditing and non-auditing services of Ernst & Young, other than certain de minimus non-audit services.

•	Reviewed and discussed with management the Company’s unaudited quarterly financial statements for the quarters ended March 31, June 30, September 30 and December 31, 2005 and the Company’s audited financial statements for the fiscal year ended December 31, 2005, including a discussion of critical accounting policies used in such financial statements;

•	Reviewed and discussed with the internal auditor the quality and appropriateness of the Company’s internal controls and reporting procedures;

•	Discussed with Ernst & Young the matters required to be discussed under Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit, both with and without management present; and

•	Received the written disclosures and the letter from Ernst & Young regarding Ernst & Young’s independence as required by Independence Standards Board Standard No. 1, and discussed with Ernst & Young their independence from the Company and management.
     Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young as described above, and in reliance thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Members of the Audit Committee

David M. Dill, Chairman
Edward K. Wissing
Christopher Grant, Jr.

COMPARATIVE PERFORMANCE GRAPH
     The following graph compares the yearly percentage change in cumulative total stockholder return on the Company’s Common Stock with (a) the performance of a broad equity market indicator, the Nasdaq Stock Market Index and (b) the performance of a published industry index or peer group, the Nasdaq Health Services Stocks Index. The graph assumes the investment on December 31, 2000 of $100 and that all dividends were reinvested at the time they were paid. The table following the graph presents the corresponding data for December 31, 2000 and each subsequent fiscal year end. All sales prices have been adjusted to reflect the two-for-one stock split effected in the form of a stock dividend on January 9, 2006. From December 31, 2000 to August 5, 2002, the sales prices set forth in the graph below are for PMR’s common stock prior to the PMR Merger and, subsequent to August 5, 2002, Psychiatric Solutions’ Common Stock.
COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

	2000	2001	2002	2003	2004	2005

Psychiatric Solutions, Inc.	100	120	624	2333	4082	6558
Nasdaq Stock Market Index	100	79	55	82	89	91
Nasdaq Health Services Stocks	100	108	93	142	179	247
THE STOCK PRICE PERFORMANCE GRAPH AND FISCAL YEAR END
TABLE ARE PURELY HISTORICAL INFORMATION AND SHOULD NOT
BE RELIED UPON AS INDICATIVE OF FUTURE PRICE PERFORMANCE.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Grant of Options to Certain Directors and Executive Officers
     Directors and members of the Company’s management have been granted options to purchase Common Stock. See “Corporate Governance — Compensation of Directors,” “Security Ownership of Certain Beneficial Owners and Management” and “Executive Compensation.”
Additional Relationships and Related Party Transactions
     William M. Petrie, M.D., a member of the Company’s Board of Directors, serves as President of Psychiatric Consultants, P.C., a practice group managed by the Company (“PCPC”), and owns a 14% interest in PCPC. The initial term of the management agreement was for three years. It was renewed for additional three year terms on April 11, 2000 and April 11, 2003. The management agreement will continue to automatically renew for three year terms unless terminated by either party. The Company’s management fee was $124,605 for the year ended December 31, 2005.
     Affiliates of Citigroup Inc. (“Citigroup”), the beneficial owner of more than 5% of the Company’s Common Stock, have provided, and may continue to provide, investment and commercial banking and financial advisory services from time to time for us in the ordinary course of business for which they have received customary fees. In 2005, such affiliates of Citigroup received an aggregate amount of approximately $15.2 million in fees and interest in connection with: (i) merger advisory services related to the Company’s acquisition of the capital stock of Ardent Health Services, Inc. from Ardent Health Services LLC, (ii) a senior unsecured term loan that was satisfied in July 2005, (iii) the Company’s senior credit facility, (iv) serving as the lead underwriter in connection with the Company’s issuance of $220 million of 7 3/4% Senior Subordinated Notes Due 2015 and (v) serving as a joint-book running manager for the Company’s September 2005 public offering of Common Stock. In addition, affiliates of Citigroup also have received interest on their portion of the funds loaned to the Company under the Company’s senior credit facility.
GENERAL INFORMATION
Stockholder Proposals for 2007 Annual Meeting
     Stockholder proposals intended to be presented at the 2007 annual meeting of stockholders must be received by the Company at its principal executive offices at 840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067 no later than December 22, 2006, in order for the proposals to be included in the Proxy Statement and form of proxy for that meeting.
     The deadline for delivering notice of a stockholder proposal, other than a proposal to be included in the Proxy Statement, for the 2007 annual meeting of stockholders will be March 7, 2007, pursuant to Rule 14a-4 under the Securities Exchange Act of 1934. In addition, any stockholder who wishes to submit a nomination to the Board must deliver written notice of the nomination within this time period and comply with the information requirements in the bylaws relating to stockholder nominations. See “Corporate Governance — Nomination of Directors” for additional information about stockholder nominations. The persons named as proxies in the Proxy Statement may exercise discretionary voting authority with respect to any matter that is not submitted to us by such date.

Annual Report to Stockholders
     A copy of the Company’s 2005 Annual Report to Stockholders is enclosed. Upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC. Requests should be directed to Psychiatric Solutions, Inc., 840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067, Attention: Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, (615) 312-5700. The Company’s 2005 Annual Report to Stockholders and Form 10-K for the year ended December 31, 2005 are also available through the Company’s website at www.psysolutions.com. The Company’s Annual Report to Stockholders and Form 10-K are not proxy soliciting materials.

PSYCHIATRIC SOLUTIONS, INC

/s/ Joey A. Jacobs
Joey A. Jacobs
Chairman, President and Chief Executive Officer
April 21, 2006

Appendix A
Psychiatric Solutions, Inc.
Executive Performance Incentive Plan
     THIS INSTRUMENT is adopted by Psychiatric Solutions, Inc. (the “Company”) as the Psychiatric Solutions, Inc. Executive Performance Incentive Plan (the “Plan”) to be effective as of January 1, 2006.
RECITALS:
     WHEREAS, the Company has reviewed its executive compensation programs and policies and has determined that a portion of the compensation paid to key employees should be based on their performance;
     WHEREAS, the Company therefore desires to establish a compensation program that provides meaningful economic incentives to encourage outstanding performance by key employees;
     WHEREAS, the Company further desires that the performance goals be established in such a manner so as to align the economic interests of key employees with the economic interests of the stockholders of the Company; and
     WHEREAS, the Company intends that all compensation payable and awards granted hereunder will qualify as “performance-based compensation” described in section 162(m)(4)(C) of the Code (as defined below), and that this Plan be approved by the stockholders of the Company before the compensation amounts described hereunder are paid by the Company.
     NOW, THEREFORE, pursuant to authorization of the Board of Directors of the Company taken on February 23, 2006, this instrument is hereby adopted as the Plan that has been established by the Company for the purposes stated herein:
Article I. Definitions
     1.1 Award. An incentive compensation award issued hereunder to a Participant that is subject to and dependent upon the attainment of one or more performance goals. Payments under Awards will be made in the form of cash, and may be provided in fulfillment of cash bonus obligations that are payable under an employment agreement between a Participant and the Company.
     1.2 Board. The board of directors of the Company.
     1.3 Change in Control. The occurrence of any of the following events:
     (a) any merger, acquisition, consolidation, reorganization, liquidation or similar transaction in which the Company is not the survivor of the transaction, survives only as a subsidiary or is otherwise under the control of an acquiring person or entity;
     (b) an acquisition (other than directly from the Company) of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Exchange Act (“Beneficial Ownership”), of voting securities of the Company (the “Voting Securities”) by any person, individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (each, a “Person”), immediately following which such Person has Beneficial Ownership of 50% or more of the combined voting power of the then outstanding Voting Securities;
     (c) at any time during a period of two consecutive years or less, individuals who, at the beginning of such period, constitute the members of the Board, and any new directors of the Company whose election to such positions by the Board or whose nomination for election by the stockholders of the Company to such positions was approved by a vote of at least two-thirds of the directors then still in office who either were directors of the Company at the beginning of such period or whose election or nomination for election to such positions was previously so approved, cease for any reason (other than death, disability or voluntary resignation) to constitute a majority of the Board;
     (d) the sale or disposition of all or substantially all of the assets of the Company and its subsidiaries; or
     (e) the approval by the stockholders of the Company of a dissolution of the Company;
provided, however, that in determining whether a Change in Control has occurred, the acquisition of Beneficial Ownership of Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of the voting power or the equity securities or equity interests is owned directly or indirectly by the Company (a “Control Subsidiary”), or (ii) the Company or any Control Subsidiary.
     1.4 Code. The Internal Revenue Code of 1986, as amended.
     1.5 Committee. A committee of Board members that is designated by the Board as the “Compensation Committee,” provided that the Committee shall be composed of at least two individuals (or such number that satisfies section 162(m)(4)(C) of the Code) and shall be solely composed of individuals who are “outside directors” as defined in Treas. Reg. § 1.162-27(e)(3) or any successor provision.
     1.6 Company. Psychiatric Solutions, Inc. and its affiliates, successors and assigns.
     1.7 Disability. A condition pursuant to which a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under any accident and health plan covering employees of the Company.
     1.8 Exchange Act. The Securities Exchange Act of 1934, as amended.
     1.9 Participant. Executive officers of the Company whose projected taxable compensation for a fiscal year of the Company may cause the Company to be subject to the deduction limitation of section 162(m) of the Code for the fiscal year and who have been designated by the Committee to receive Awards hereunder.
     1.10 Payment Date. The date described in Section 4.2 herein.
     1.11 Performance Period. The period of time to be used in measuring the time during which performance goals under Awards must be met. The Performance Period shall be each fiscal year of the Company unless otherwise specified by the Committee.
     1.12 Plan. The Psychiatric Solutions, Inc. Executive Performance Incentive Plan.
     1.13 Retirement. The voluntary termination of service by a Participant on or after the date the Participant attains normal retirement age under the Psychiatric Solutions, Inc. Retirement Savings Plan.
Article II. Administration
     The Plan shall be administered by the Committee. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made or action taken by the Committee to administer the Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Award. The Company shall bear all expenses of Plan administration. In addition to all other authority vested with the Committee under the Plan, the Committee shall have complete authority to:

     (a) select Participants who may receive cash payments pursuant to Awards, and grant Awards pursuant to the terms hereof;
     (b) subject to the limitations and conditions contained in the Plan, establish the amounts payable under the Awards and the performance goals to be achieved for the payment of the Awards;
     (c) interpret all provisions of this Plan;
     (d) prescribe the forms to be used and procedures to be followed by Participants for the administration of the Plan;
     (e) adopt, amend, and rescind rules for Plan administration; and
     (f) make all determinations it deems advisable for the administration of this Plan.
Article III. Award Eligibility and Limitations
     3.1 Terms of Awards. All Awards must be established by the Committee in writing no later than the earlier to occur of (i) 90 days after the beginning of the Performance Period and (ii) the elapse of 25% of such Performance Period. Payment of compensation under an Award shall be based on the attainment of one or more pre-established objective performance goals that are based on the criteria described in Section 3.3. The Committee must identify the Participant to whom the Award has been granted, the amount of compensation payable under the Award, and the performance goals upon which the Award is conditioned. Neither the Company nor the Committee shall have the discretion to increase the amount payable under an Award that would otherwise be due upon the attainment of the performance goals stated in the Award. Except as provided in the written terms and conditions of an Award that are provided to a Participant, or in an employment agreement between the Participant and the Company, the Committee shall retain the right to reduce or eliminate the amount that is payable under the Award.
     3.2 Form of Payment. An Award shall be paid in the form of a cash bonus to a Participant. The amount of the cash bonus shall be stated as a fixed amount or as an objective formula for computing the amount of compensation payable if the performance goals are obtained. A formula for computing compensation may be expressed as a percentage of base compensation payable to a Participant or on any other basis that yields a determinable amount of compensation. The maximum amount of compensation that is payable under all Awards made to a Participant during a calendar year is $3,000,000.
     3.3 Performance Criteria of Awards. Subject to the terms hereof, and in a manner consistent with Treas. Reg. § 1.162-27 or any successor rule under the Code, performance goals shall be determined in the sole and absolute discretion of the Committee, provided that the goals must be such that whether or not the performance goals will be achieved is substantially uncertain at the time the performance goals and the terms of the Award are established. Performance goals may be based upon increases in performance of the Company over a prior period, but may also be based on maintaining status quo or limiting losses or decreases in performance, as is appropriate in view of the business conditions of the Company, its industry or the market in which its securities are traded at the time that performance goals are established. Performance goals shall be determined based upon one or more of the following criteria: actual EBITDA compared to budgeted EBITDA; actual adjusted earnings per share; net revenue; operating margin; operating cash flow; acquisitions; quality of care indicators; growth in market capitalization; and debt reduction.
Article IV. Payment of Compensation under Award
     4.1 Payment under Awards. Except as provided in Sections 4.3, 4.4 and 4.5, payment under an Award shall only occur if (i) the performance goals specified in the Award were satisfied during the Performance Period and (ii) the Participant is employed by the Company or an affiliate of the Company at the end of the Performance Period. Except as provided in Sections 4.3 and 4.5, payment under an Award shall not occur until the Committee has certified in writing that the performance goals have been achieved. For this purpose, approved minutes of the Committee meeting or action by unanimous written consent of the Committee by which certification is made shall be treated as a written certification. However, such certification is not required if the performance goals are based solely on the increase in the market value of Company stock for a specified period.

     4.2 Time of Payment. Except as provided in Section 4.5, cash compensation amounts that become payable under an Award after attainment of performance goals shall be paid as soon as practicable (as determined by the Committee) following the close of the Performance Period (the “Payment Date”).
     4.3 Death or Disability. Upon the death or Disability of a Participant during a Performance Period, payments under Awards shall be made as follows:
     (a) If the Company achieves the performance goals specified in the Participant’s Award, the Participant shall be eligible to receive payments under the Award. The Award may be paid in full or may be prorated based on the number of full months which had elapsed in the Performance Period as of the date of such death or Disability, at the sole and absolute discretion of the Committee. Payments under this Section 4.3(a) shall be made on the Payment Date, but not prior to the date the Committee certifies in writing that the performance goals have been achieved.
     (b) If the Company fails to achieve the performance goals specified in the Participant’s Award, the Participant shall be deemed to have satisfied the performance goals stated in the Award. The Award may be paid in full or may be prorated based on the number of full months which had elapsed in the Performance Period as of the date of such death or Disability, at the sole and absolute discretion of the Committee. Payments under this Section 4.3(b) shall be made on the Payment Date.
     4.4 Retirement. Upon the Retirement of a Participant during a Performance Period and the attainment of the performance goals under an Award for such Participant for such Performance Period, the Award may be paid in full or may be prorated based on the number of full months which had elapsed in the Performance Period as of the date of the Retirement, at the sole and absolute discretion of the Committee. Payments under this Section 4.4 shall be made on the Payment Date.
     4.5 Change in Control. In the event the Company experiences a Change in Control during a Performance Period, the Participant shall receive the maximum amount payable under an Award, whether or not the performance goals specified in the Award have been achieved. Such Award shall be payable as soon as practicable (as determined by the Committee) following the Change in Control.
     4.6 Withholding Tax Requirements. Amounts paid hereunder shall be subject to applicable federal, state and local withholding tax requirements.
Article V. General Provisions
     5.1 Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing, or referring to, this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or an affiliate or in any way affect any right and power of the Company or an affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.
     5.2 Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon contractual obligations that may be created hereunder. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.
     5.3 Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The masculine gender when used herein refers to both masculine and feminine. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.
     5.4 Governing Law. The internal laws of the State of Tennessee (without regard to the choice of law provisions of Tennessee) shall apply to all matters arising under this Plan, to the extent that federal law does not apply.

     5.5 Amendment. The Board may amend or terminate this Plan at any time; provided, however, an amendment that would modify the material terms of the performance goals specified hereunder is not valid until the stockholders of the Company approve the amendment in a manner that satisfies the stockholder approval requirements of section 162(m) of the Code.
     5.6 Successors. The terms of the Plan shall be binding upon the Company and its successors and assigns (whether direct or indirect, by purchase, merger, consolidation or otherwise), as well as its assets or its businesses, in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.
     5.7 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any earned but unpaid Award shall be paid in the event of the Participant’s death. In the absence of any such designation, any Award payments remaining after the Participant’s death shall be paid to the Participant’s spouse or, if none, to the Participant’s children. If the Participant does not have a surviving spouse or children, payment shall be made to his or her estate.
     5.8 Effective Date of Plan. This Plan shall be effective on January 1, 2006. Awards may be granted hereunder at any time after adoption of this Plan by the Board, provided that no compensation shall be paid under this Plan until the stockholders of the Company approve this Plan in a manner that satisfies section 162(m) of the Code. No Awards may be made under this Plan after the first stockholders meeting that occurs in the fifth year following the year in which the stockholders of the Company previously approved this Plan unless stockholders reapprove this Plan on or prior to the date of such meeting.
EXECUTION
     IN WITNESS WHEREOF, the undersigned officer has executed this Plan on this ___ day of ___, 2006, to be effective as of January 1, 2006.

PSYCHIATRIC SOLUTIONS, INC.

By:

Joey A. Jacobs
Chairman of the Board, Chief
Executive Officer and President

Appendix B
Third Amendment to the
Psychiatric Solutions, Inc.
Equity Incentive Plan
     This Amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan (the “Plan”) is adopted by Psychiatric Solutions, Inc. (the “Company”) to be effective with respect to options granted on and after May 16, 2006.
     Whereas, Psychiatric Solutions, Inc. (the “Company”) has established the Psychiatric Solutions, Inc. Equity Incentive Plan (the “Plan”) through which the Company may grant awards to directors, officers, employees, consultants and advisors of the Company and its affiliates; and
     Whereas, the Company desires to amend the Plan to increase the total number of shares that may be granted pursuant to the Plan;
     Now, Therefore, the Plan is hereby amended by deleting Section 5.2 in its entirety and inserting the following in its place and stead:
     5.2 Maximum Number of Shares. The maximum aggregate number of shares of Stock that may be issued pursuant to the Plan is 11,116,666 shares of Stock, subject to increases and adjustments as provided in Article VIII.
     In Witness Whereof, this Amendment is hereby executed by the undersigned officer of the Company on ___, 2006, but effective on May 16, 2006.

Psychiatric Solutions, Inc.

By:

Joey A. Jacobs
Chairman of the Board, Chief
Executive Officer and President

B-1

PSYCHIATRIC SOLUTIONS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 16, 2006
     The undersigned hereby appoints Joey A. Jacobs and Brent Turner, or either of them, with full power of substitution and resubstitution, as proxies to vote all shares of capital stock of Psychiatric Solutions, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s executive offices located at 840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067, on Tuesday, May 16, 2006, at 10:00 a.m. (Central Daylight Time), and at any adjournment thereof, on the following matters as indicated below and such other business as may properly come before the Annual Meeting:

1.	Election of Class I Directors.

Nominees: David M. Dill and Christopher Grant, Jr.

	☐ FOR BOTH NOMINEES	☐ WITHHOLD FROM BOTH NOMINEES

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided above.)

2.	Approval of the Psychiatric Solutions, Inc. Executive Performance Incentive Plan.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approval of the amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2006.

	☐ FOR	☐ AGAINST	☐ ABSTAIN
              In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE

     This proxy is being solicited by the Company’s Board of Directors and, when properly executed, will be voted as specified. If not otherwise specified, the proxies named on this proxy card will vote (a) FOR the election of both nominees as Class I directors of the Company, (b) FOR approval of the Psychiatric Solutions, Inc. Executive Performance Incentive Plan, (c) FOR approval of the amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan, (d) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year and (e) in accordance with the recommendation of the Board of Directors on any other proposal that may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Date:

Signature

Date:

Signature

IMPORTANT

Please sign exactly as your name or names appear on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark, sign, date and return the Proxy Card in the enclosed envelope.